EXHIBIT 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement is made and entered into as of March 7, 2006 by and between Beverly Hills Bancorp, Inc., a Delaware corporation (the “Company”), and Larry B. Faigin (“Executive”).

1. Engagement and Responsibilities

1.1 Upon the terms and subject to the conditions set forth in this Agreement, the Company hereby engages and employs Executive as an officer of the Company, with the title “Chief Executive Officer.” Executive hereby accepts such engagement and employment.

1.2 Executive’s duties and responsibilities shall be those incident to the positions set forth in Section 1.1 as set forth in the Bylaws of the Company and those which are normally and customarily vested in such offices of a corporation. In addition, Executive’s duties shall include those duties and services for the Company and its affiliates as the Board shall in its discretion, from time to time reasonably direct which are not inconsistent with Executive’s positions described in Section 1.1.

1.3 Executive agrees to devote all of Executive’s business time, energy and efforts to the business of the Company and will use Executive’s best efforts and abilities faithfully and diligently to promote the Company’s business interests. For so long as Executive is employed by the Company, or for so long as Executive is receiving severance under Section 5.2 of this Agreement, Executive shall not, directly or indirectly, either as an employee, employer, consultant, agent, investor, principal, partner, stockholder (except as the holder of less than 1% of the issued and outstanding stock of a publicly held corporation), corporate officer or director, or in any other individual or representative capacity, engage or participate in any business that is in competition in any manner whatsoever with the business of the Company Group, as such businesses are now or hereafter conducted. Subject to the foregoing prohibition and provided such services or investments do not violate any applicable law, regulation or order, or interfere in any way with the faithful and diligent performance by Executive of the services to the Company otherwise required or contemplated by this Agreement, the Company expressly acknowledges that Executive may:

1.3.1 make and manage personal business investments of Executive’s choice without consulting the Board; and

1.3.2 serve in any capacity with any non-profit civic, educational or charitable organization without consulting with the Board.

1.4 Covenants of Executive

1.4.1 Best Efforts; Exclusive Duty. Executive shall use his best efforts and skills in the business and interests of the Company, do his utmost to enhance and develop the interests and welfare of the Company, and devote substantially all of his professional time and attention to the Company’s business.

1.4.2 Rules and Regulations. Executive shall obey all rules, regulations and special instructions of the Company and all other rules, regulations, guides, handbooks, procedures, policies and special instructions applicable to the Company’s business in connection with his duties hereunder and shall endeavor to improve his ability and knowledge of the Company’s business in an effort to increase the value of his services for the mutual benefit of the Company and Executive.

1.4.3 Compliance. Executive shall use his best efforts and skills to cause the Company to comply with all of its contractual obligations and commitments and applicable laws, rules and regulations.

2. Definitions

2.1 “Bank” shall mean First Bank of Beverly Hills, a California state chartered bank that, as of the date of this Agreement, is a wholly owned subsidiary of the Company.

2.2 “Board” shall mean the Board of Directors of the Company.

2.3 “Change of Control” with respect to the Company shall be deemed to have if occurred upon the occurrence of any one or more of the following:

2.3.1 any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended), is or becomes the “beneficial owner” (as defined in Rule 3d-3 under said Act), directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by the Company’s then outstanding voting securities; or

2.3.2 the Company merges or consolidates with any other corporation other than a merger or consolidation that results in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or the parent corporation of the surviving entity) more than 50% of the total voting power represented by the voting securities of the Company, the surviving entity or the parent of the surviving entity, as applicable, outstanding immediately after such merger or consolidation; or

2.3.3 the complete liquidation of the Company; or

2.3.4 the occurrence of a transaction pursuant to which the Company no longer owns 50% or more of the outstanding voting securities of the Bank.

2.4 “Company Group” as of any date shall mean the Company and each Person that the Company directly or indirectly Controls as of such date.

2.5 “Control” shall mean, with respect to any Person, (i) the beneficial ownership of more than 50% of the outstanding voting securities of such Person, or (ii) the power, directly or indirectly, by proxy, voting trust or otherwise, to elect a majority of the outstanding directors, trustees or other managing persons of such Person.

2.6 “For Cause” shall mean, in the context of a basis for termination of Executive’s employment with the Company, that:

2.6.1 Executive breaches any obligation, duty or agreement under this Agreement, which breach is not cured or corrected within 15 days of written notice thereof from the Company (except for breaches of Sections 1.3, 6 and 7 of this Agreement, which cannot be cured and for which the Company need not give any opportunity to cure); or

2.6.2 Executive commits any act of personal dishonesty, fraud, breach of fiduciary duty or trust; or

2.6.3 Executive is convicted of, or pleads guilty or nolo contendere with respect to, theft, fraud, a crime involving moral turpitude, or a felony under federal or applicable state law; or

2.6.4 Executive commits any act of personal conduct that, in the reasonable opinion of the Board, gives rise to a material risk of liability under federal or applicable state law for discrimination or sexual or other forms of harassment or other similar liabilities to subordinate employees; or

2.6.5 Executive commits continued and repeated substantive violations of specific written directions of the Board, which directions are consistent with this Agreement and Executive’s position as the Chief Executive Officer or continued and repeated substantive failure to perform duties assigned by or pursuant to this Agreement; provided that no discharge shall be deemed for Cause under this subsection 2.6.5 unless Executive first receives written notice from the Company advising him of the specific acts or omissions alleged to constitute violations of written directions or a material failure to perform his duties, and such violations or material failure continue after he shall have had a reasonable opportunity to correct the acts or omissions so complained of; or

2.6.6 Executive commits any act, or fails to commit any act, that, in the reasonable opinion of the Board, gives rise to a material risk of material liability under federal or state banking or lending laws (the type of liability that could result in a cease and desist order, civil monetary penalty, consent decree, memorandum of agreement or similar regulatory action); provided that the Board may not terminate Executive for Cause under this Section 2.6.6 unless the Board: (a) gives Executive notice of its intent to terminate Executive under this Section and provides Executive an opportunity to appear before the Board to explain his conduct, and (b) if such action (or failure to act) is capable of being cured or corrected by Executive (and was not a fraudulent act by Executive) in a manner that could mitigate material risk of liability, the Board gives Executive the opportunity to cure or correct such action or failure to act for 60 days, and Executive promptly commences to cure and correct such conduct; or

2.6.7 Executive willfully commits or willfully causes any member of the Company Group to commit any material violation of law, rule or regulation affecting the

Company Group or regulatory order or consent to which any member of the Company Group is subject.

2.7 “Good Reason” shall mean the occurrence of one or more of the following: (a) without the consent of Executive, the Board assigns any duties to Executive substantially inconsistent with, or reflecting an adverse change in, Executive’s position, duties, responsibilities or status as the chief executive officer of the Company, provided that Executive must advise the Board within five days of assignment of such duties that he believes such duties would give him the right to terminate his employment for Good Reason and the Board does not withdraw such assignment; or (b) without the consent of Executive, the Company relocates Executive’s principal place of employment to a location that is not in either Los Angeles County or Ventura County, California; or (c) the Company employs a person as an officer of the Company senior to Executive; or (d) a Change of Control occurs; or (e) the Board fails to nominate Executive for re-election as a director of the Company unless: (i) Executive advises the Board he does not want to serve as director; or (ii) a regulator of the Company or the Bank has requested or demanded that Executive not serve as a director of the Company or Bank.

2.8 “Person” shall mean an individual or a partnership, corporation, trust, association, limited liability company, governmental authority or other entity.

3. Compensation and Benefits

3.1 Base Salary. The Company shall pay to Executive a base salary while Executive is employed by the Company. The base salary shall be at an annual rate of $275,000 for 2006, $285,000 for 2007, $295,000 for 2008 and the amount agreed to between the Board and Executive for 2009 and thereafter, but if no such agreement is reached in any year thereafter, the base salary shall be the same as the prior year. The Company shall pay base salary to Executive in installments in the same manner and at the same times the Company Group pays base salaries to other executive officers of the Company Group, but in no event less frequently than equal monthly installments.

3.2 Incentive Compensation. The Company and Executive shall in good faith attempt to agree upon incentive compensation plan for Executive for each calendar year during the term of Executive’s employment. In addition, the Board may, in its sole discretion, award performance bonuses to Executive from time to time.

3.3 Expense Reimbursement. Executive shall be entitled to reimbursement from the Company for the reasonable costs and expenses that Executive incurs in connection with the performance of Executive’s duties and obligations under this Agreement in a manner consistent with the Company’s practices and policies therefor.

3.4 Executive Benefit Plans. Executive shall be entitled to participate in any pension, savings and group term life, medical, dental, disability and other group benefit plans which the Company Group makes available to its employees generally. At such time as Executive is eligible for Medicare, the Company Group shall be permitted to exclude Executive from its medical insurance plans provided that it reimburses Executive for Medicare coverages A and B.

3.5 Vacation. Executive shall be entitled to paid vacation that accrues at the rate of 2.5 days per calendar month, provided that no vacation shall accrue at any time when Executive has 15 days of accrued and unused vacation.

3.6 Disability. In the event of any disability or illness of Executive, if Executive shall receive payments as a result of such disability or illness under any disability plan maintained by the Company, the Company shall be entitled to deduct the amount of such payments received from base salary payable to Executive during the period of such illness and/or disability.

3.7 Withholding. The Company may deduct from any compensation payable to Executive (including payments made pursuant to Sections 3 and 5 of this Agreement in connection with or following termination of employment) amounts sufficient to cover Executive’s share of applicable federal, state and/or local income tax withholding, old-age and survivors’ and other social security payments, state disability and other insurance premiums and payments.

4. Termination of Employment

Executive’s employment pursuant to this Agreement commenced as of January 1, 2006 and shall terminate on the earliest to occur of the following:

4.1 upon the death of Executive;

4.2 upon the delivery to Executive of written notice of termination by the Company if Executive shall suffer a physical or mental disability which renders Executive, in the reasonable judgment of the Board, unable to perform his duties and obligations under this Agreement for either 90 consecutive days or 180 days in any 12-month period;

4.3 upon 60 days’ written notice from Executive;

4.4 upon written notice from Executive to the Company for Good Reason provided that such notice is received within 90 days of the event or circumstance constituting Good Reason;

4.5 upon delivery to Executive of written notice of termination by the Company (i) For Cause, or (ii) without cause following receipt of written notice of termination from Executive pursuant to Section 4.3 of this Agreement; or

4.6 upon delivery to Executive of written notice of termination by the Company without cause.

5. Effect of Termination upon Compensation and Benefits

5.1 Upon termination of Executive’s employment for any reason: (i) Executive shall be entitled to base salary accrued through the date of termination of employment; (ii) Executive shall be entitled to reimbursement of expenses incurred prior to termination of employment that are payable in accordance with Section 3.4 of this Agreement; (iii) Executive shall be entitled to any benefits accrued or earned in accordance with the terms of any applicable benefit plans and programs of the Company; and (iv) Executive shall be entitled to incentive compensation if and only if expressly provided for in the incentive compensation plan for Executive.

5.2 If Executive’s employment is terminated by the Company pursuant to Section 4.6 (without cause) or by the Executive pursuant to Section 4.3 (for Good Reason), and provided that Executive executes and delivers to the Company, and does not revoke, a written release (the “Release”) of any and all claims against the Company Group with respect to all matters arising out of Executive’s employment by the Company, or the termination thereof (other than claims for any entitlements under the terms of this Agreement, claims under any plans or programs of the Company under which Executive has accrued a benefit, and rights to indemnification under applicable law or agreement), the Company agrees to until the later to occur of two years from the date of termination of employment and December 31, 2008:

5.2.1 continue to pay to Executive base salary when and in the manner as if Executive’s employment had not terminated; and

5.2.2 continue to pay premiums (subject to co-payments and reimbursements) for Executive to participate in the Company’s medical, dental, vision and life insurance plans at the Company’s expense to the extent permitted under the plans provided, however, that the Company need provide this medical, dental and vision insurance coverage if Executive is not covered by another medical, dental and/or visions plan, provided further however, that if such other group health plan excludes any pre-existing condition that Executive or Executive’s dependents may have when coverage under such group health plan would otherwise begin, coverage under this Section 5.2.2 shall continue (but not beyond the one-year period) with respect to such pre-existing condition until such exclusion under such other group health plan lapses or expires. If Executive is required to make an election under Sections 601 through 607 of the Executive Retirement Income Security Act of 1974 (commonly known as COBRA) to qualify for the benefits described in this Section 5.2.2, the obligations of the Company under this Section 5.2.2 shall be conditioned upon Executive’s timely making such an election; and provided further however, that if at the date of termination of employment Executive is 65 or older, the Company’s obligation with respect to medical plans shall be limited to reimbursement for Medicare coverages as provided in Section 3.5 of this Agreement.

The Company shall be entitled to defer payment of any amounts under this Section 5.2 until the expiration of any period during which Executive shall have the right to revoke the Release.

5.3 In the event of termination of Executive’s employment pursuant to Section 4.5 (termination by the Company For Cause), and subject to applicable law and regulations, the Company shall be entitled offset against any payments due Executive the loss and damage, if any, which shall have been suffered by the Company as a result of the acts or omissions of Executive giving rise to termination under Section 4.5. The foregoing shall not be construed to limit any cause of action, claim or other rights that the Company may have against Executive in connection with such acts or omissions.

5.4 Executive acknowledges that the Company has the right to terminate Executive’s employment without cause and that such termination shall not be a breach of this Agreement or any other express or implied agreement between the Company and Executive. Accordingly, in the event of such termination, Executive shall be entitled only to those benefits specifically provided for in this Agreement in the event of such termination, and shall not have any other rights to any compensation or damages from the Company for breach of contract or tortuous injury.

5.5 Executive acknowledges that in the event of termination of his employment for any reason, Executive shall not be entitled to any severance or other compensation from the Company except as specifically provided in this Section 5. Without limitation on the generality of the foregoing, this Section supersedes any plan or policy of the Company that provides for severance to its officers or employees, and Executive shall not be entitled to any benefits under any such plan or policy.

5.6 Executive shall have no obligation to offset any payments he receives from the Company following the termination of his employment by any payments he receives from his subsequent employer, except that any payments Executive receives under the employee benefit plans or programs of a subsequent employer shall offset any payments he receives from comparable employment benefit plan or program of the Company.

6. Covenant Not To Solicit

Executive agrees that from the date of this Agreement to the second anniversary of termination of Executive’s employment, Executive will not directly or indirectly, either alone or by action in concert with others:

6.1 induce or attempt to influence any employee of any member of the Company Group to engage in any activity in which Executive is prohibited from engaging by Section 1.3 of this Agreement or to terminate his or her employment with any member of the Company Group; or

6.2 employ or offer employment to any person who was employed by any member of the Company Group at the time of termination of Executive’s employment with the Company.

7. Confidentiality

Executive agrees not to disclose or use at any time (whether during or after Executive’s employment with the Company) for Executive’s own benefit or purposes or the benefit or purposes of any other Person any non-public information regarding the Company Group and its business, operations, assets, financial condition and properties, including without limitation, trade secrets, business plans, policies, pricing information and customer date provided that the foregoing covenant shall not restrict Executive from disclosing information to the extent required by law. Executive agrees that upon termination of his employment with the Company for any reason, he will return to the Company immediately all memoranda, books, papers, plans, information, letters and other data, and all copies thereof or therefrom, in any way relating to the business of the Company Group except that he may retain personal notes, notebooks, diaries, rolodexes and addresses and phone numbers. Executive further agrees that he will not retain or use for his account at any time any trade names, trademark or other proprietary business designation used or owned in connection with the business of any member of the Company Group.

8. Non-Compliance. Subject to the following sentence, but notwithstanding any other provision of this Agreement to the contrary, if Executive is employed by the Company, any breach of the provisions of Sections 1.3, 6 or 7 hereof shall entitle the Company to terminate the employment of Executive for Cause, and, whether or not Executive is employed by the Company, from and after any breach by Executive of the provisions of Sections 1.3, 6 or 7, the Company shall cease to have any obligations to make payments to Executive under this Agreement, including Section 5.3.3.

9. Specific Performance. Executive acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of Sections 1.3, 6 or 7 hereof would be inadequate and, in recognition of this fact, Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.

10. Arbitration

10.1 IN CONSIDERATION FOR AND AS A MATERIAL CONDITION OF EMPLOYMENT WITH THE COMPANY, EXECUTIVE AGREES THAT FINAL AND BINDING ARBITRATION UNDER THE THEN APPLICABLE RULES AND PROCEDURES OF JAMS/ENDISPUTE WHICH SHALL BE THE EXCLUSIVE MEANS FOR RESOLVING ANY DISPUTE WHICH ARISES UNDER OR RELATING TO THIS AGREEMENT (EXCEPT THOSE LISTED IN 10.4 BELOW. NO OTHER ACTION MAY BE BROUGHT IN COURT OR IN ANY OTHER FORUM. THIS AGREEMENT IS A WAIVER OF ALL RIGHTS TO A CIVIL COURT ACTION FOR A COVERED CLAIM. ONLY AN ARBITRATOR, NOT A JUDGE OR JURY, WILL DECIDE THE CLAIM.

10.2 Executive or the Company shall begin the arbitration process by delivering a written request for arbitration to the other party within the time limits that would apply to the filing of a civil court action. Failure to deliver a timely written request for arbitration shall preclude the aggrieved party from instituting any legal, arbitration or other proceeding and shall constitute a complete waiver of all such claims. Statutory claims can be raised within the limitations period provided by the applicable statute.

10.3 Claims covered by this provision include, but are not limited to, the following: (i) alleged violations of federal, state and/or local constitutions, statutes, regulations or ordinances, including, but not limited to, laws dealing with unlawful discrimination and harassment; (ii) claims based on any purported breach of contractual obligation, including but not limited to breach of the covenant of good faith and fair dealing, wrongful termination or constructive discharge; (iii) violations of public policy; (iv) claims relating to a transfer, reassignment, denial of promotion, demotion, reduction in pay, or any other term or condition of employment; (v) claims based on contract or tort; and (vi) any and all other claims arising out of Executive’s employment with or termination by the Company. This includes, but is not limited to, claims brought under Title VII of the Civil Rights act of 1964; California Government Code Section 12960, et seq.; and any other federal, state or local anti-discrimination laws relating to discrimination, including, but not limited to, those based on the following protected categories: genetic information or characteristics; sex and gender; race; religion; national origin; mental or physical disability (including claims under the American With Disabilities Act); medical condition; veteran or military status; marital status; sexual orientation or preference; age; pregnancy; and retaliation or wrongful termination in violation of public policy for alleging or filing or participating in any grievance or otherwise complaining of any wrong relating to the aforementioned categories or any public policy.

10.4 The following claims are expressly excluded and not covered by this Agreement for final and binding arbitration: (i) claims related to Workers’ Compensation and Unemployment Insurance; (ii) administrative filings with governmental agencies such as the California Department of Fair Employment & Housing, the Equal Employment Opportunity Commission, the U.S. Department of Labor or the National Labor Relations Board; (iii) claims that are expressly excluded by statute or are expressly required to be arbitrated under a different procedure pursuant to the terms of an employee benefit plan; and (iv) claims within the jurisdictional limits of small claims court. This Agreement does not preclude either party from seeking appropriate interim injunctive relief pursuant to the California Code of Civil Procedure or applicable federal law before arbitration or while arbitration proceedings are pending.

10.5 Any claim arising between Executive and the Company covered by the arbitration provisions of this Agreement shall be submitted to final and binding arbitration under the rules and procedures of JAMS/Endispute, or any successor entity thereto, in effect upon the date the claim is submitted in writing to the Company, to which rules and procedures the parties hereby expressly agree. The rules allow for discovery by each party as ordered by the arbitrator. The arbitrator must allow discovery adequate to arbitrate all claims, including access to essential documents and witnesses. In making his or her award, the arbitrator shall have the authority to make any finding and provide any remedy.

10.6 The arbitrator must issue a written award. The arbitrator shall, in the award or separately, make specific findings of fact, and set forth such facts in support of his or her decision, as well as the reasons and basis for his or her opinion. Should the arbitrator exceed the jurisdiction or authority here conferred, any party aggrieved thereby may file a petition to vacate, amend or correct the arbitrator’s award in a court of competent jurisdiction, pursuant to applicable law.

10.7 The party initiating the mediation shall pay the arbitrator’s fees and the administrative costs of the arbitration and each party shall pay for its own attorney’s fees and will not request any fees or costs from the other party. The arbitrator shall at his or her discretion award attorneys’ fees and costs to the prevailing party.

11. Miscellaneous

11.1 Notices. All notices, requests, demands and other communications (collectively, “Notices”) given pursuant to this Agreement shall be in writing, and shall be delivered by personal service, courier, facsimile transmission or by United States first class, registered or certified mail, addressed to as follows: (a) if to the Company, to, to the Company’s executive offices to the attention of the Board of Directors; and (b) if to Executive, to Executive’s address as set forth on the books and records of the Company. Any Notice, other than a Notice sent by registered or certified mail, shall be effective when received; a Notice sent by registered or certified mail, postage prepaid return receipt requested, shall be effective on the earlier of when received or the third day following deposit in the United States mails (or on the seventh day if sent to or from an address outside the United States). Any party may from time to time change its address for further Notices hereunder by giving notice to the other party in the manner prescribed in this Section.

11.2 Entire Agreement. This Agreement contains the sole and entire agreement and understanding of the parties with respect to the entire subject matter of this Agreement, and any and all prior discussions, negotiations, commitments and understandings, whether oral or otherwise, between the Company and Executive, related to the subject matter of this Agreement are hereby merged herein. No representations, oral or otherwise, express or implied, other than those contained in this Agreement have been relied upon by any party to this Agreement.

11.3 Severability. In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

11.4 Governing Law. This Agreement has been made and entered into in the State of California and shall be construed in accordance with the laws of the State of California.

11.5 Captions. The various captions of this Agreement are for reference only and shall not be considered or referred to in resolving questions of interpretation of this Agreement.

11.6 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

11.7 Business Day. If the last day permissible for delivery of any notice under any provision of this Agreement, or for the performance of any obligation under this Agreement, shall be other than a business day, such last day for such notice or performance shall be extended to the next following business day (provided, however, under no circumstances shall this provision be construed to extend the date of termination of this Agreement).

11.8 Attorneys’ Fees. If any action or proceeding is brought to enforce or interpret any provision of this Agreement, the prevailing party shall be entitled to recover as an element of its costs, and not its damages, its reasonable attorneys’ fees, costs and expenses. The prevailing party is the party who is entitled to recover its costs in the action or proceeding. A party not entitled to recover its costs may not recover attorneys’ fees. No sum for attorneys’ fees shall be counted in calculating the amount of a judgment for purposes of determining whether a party is entitled to recover its costs or attorneys’ fees.

11.9 Advice from Independent Counsel. The parties hereto understand that this Agreement is legally binding and may affect such party’s rights. Each party represents to the other that it has received legal advice from counsel of its choice regarding the meaning and legal significance of this Agreement to which it is a party and that it is satisfied with its legal counsel and the advice received from it.

11.10 Judicial Interpretation. Should any provision of this Agreement require judicial interpretation, it is agreed that a court interpreting or construing the same shall not apply a presumption that the terms hereof shall be more strictly construed against any Person by reason of the rule of construction that a document is to be construed more strictly against the Person who itself or through its agent prepared the same, it being agreed that all parties have participated in the preparation of this Agreement.

11.11 Waiver of Jury Trial. IF NOTWITHSTANDING THE AGREEMENT THAT ALL DISPUTES BE SUBMITTED TO BINDING ARBITRATION, A DISPUTE IS SUBMITTED TO A COURT, EACH PARTY HERETO WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY DISPUTE IN CONNECTION WITH OR RELATING TO THIS AGREEMENT, ANY RELATED AGREEMENT OR ANY MATTERS DESCRIBED OR CONTEMPLATED HEREIN OR THEREIN, AND AGREE TO TAKE ANY AND ALL ACTION NECESSARY OR APPROPRIATE TO EFFECT SUCH WAIVER. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS WRITTEN CONSENT TO A TRIAL BY THE COURT.

IN WITNESS WHEREOF, this Agreement has been made and entered into as of the date and year first above written.

BEVERLY HILLS BANCORP, INC.

By

Title

EXECUTIVE

Larry B. Faigin